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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE


       TYCO APPOINTS EDWARD D. BREEN CHAIRMAN AND CHIEF EXECUTIVE OFFICER

  FORMER PRESIDENT AND COO OF MOTOROLA BRINGS OUTSTANDING LEADERSHIP EXPERIENCE
    AND TRACK RECORD AS BUILDER OF GLOBAL MANUFACTURING AND SERVICE COMPANIES

PEMBROKE, BERMUDA - JULY 25, 2002 - Tyco International Ltd. (NYSE - TYC, BSX-TTYI) today announced that the Board of Directors has appointed Edward D. Breen, the former President and Chief Operating Officer of Motorola, Inc., as Chairman and Chief Executive Officer of the Company.

John F. Fort, Lead Director of Tyco, said, "The appointment of Ed Breen as Chairman and CEO is a defining moment for Tyco. Ed has a superb record of tackling very difficult and complex business challenges, creating effective strategies and methodically executing on his plans. Over the years he has delivered consistently strong results while demanding the highest standards of corporate conduct. He developed General Instrument into an industry leader in cable and satellite equipment manufacturing and then played a key role in leading Motorola back to profitability. Ed has a well-earned reputation for making the right decisions quickly with a no-nonsense management style and a sharp focus on the interests of investors, customers and employees. Equally important, his personal and professional integrity are unassailable."

Mr. Fort continued, "From the beginning of our search, initiated only five weeks ago, our Board was determined to select a world-caliber executive with global experience and unparalleled leadership qualities. We have accomplished that goal. Ed has built businesses on an international scale and demonstrated that he knows how to create lasting value in the companies that he runs. We considered many highly qualified candidates for this position. Ed Breen, we concluded, is the ideal CEO to restore investor confidence, enhance employee morale and build on the strengths of our operating businesses."

Mr. Breen said, "This is the opportunity of a lifetime. I could not be more excited about leading this great company, with its strong businesses and market-leading positions. Tyco and its employees have successfully weathered a very difficult few months, and I am confident that we will put the current issues behind us and begin to forge ahead. All of us at Tyco have a tremendous opportunity to build on the Company's operating strengths to realize the true value of this enterprise.

"Over the coming weeks," Mr. Breen added, "I will develop a specific action plan for the Company that will address four top priorities: restore confidence in Tyco with our employees, suppliers, customers and the financial community; enhance and strengthen the core businesses; ensure that we have the highest standards of corporate governance in place; and create value for shareholders."

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Mr. Breen, the former Chairman and CEO of General Instrument Corporation (GI),
joined Motorola in January 2000, when General Instrument and Motorola merged. After the merger, Breen was named Executive Vice President of Motorola and President of Motorola's Broadband Communications Sector (BCS), where he succeeded in integrating the two companies' cable businesses in record time - a matter of three months. Subsequently, he headed the Networks Sector, which includes the Global Telecom Solutions Sector, the Commercial, Government and Industrial Solutions Sector and BCS. Breen was named Motorola President and Chief Operating Officer-elect in October 2001 and assumed the role as President and COO on January 1, 2002. He has been responsible for instituting cost cutting and other programs to make Motorola a more efficient and effective organization and has led the company back to profitability.

As Chairman and CEO of GI, Breen is credited with making the cable equipment-maker the leader in the industry, with its cutting-edge digital set-top boxes and digital programming distribution services. Between 1994 and 1997, Breen was President of the Broadband Networks Group for General Instrument, President of Eastern Operations for the Communications Division and served as Executive Vice President of Terrestrial Systems, where he directed the division's terrestrial products worldwide and managed the division's addressable, distribution and telephony strategic business units.

From 1988 to 1994, as Senior Vice President of sales, Breen was responsible for the terrestrial products worldwide sales organization. This included overseeing sales personnel and activities in the United States, Canada, Latin America, Europe and Asia Pacific.

Breen joined General Instrument in 1978.

In December 1999, Breen was ranked one of the top fifteen of CableFAX Magazine's 100 most influential people in cable. In 1998, Breen won the National Cable Television Association's Vanguard Award for high achievers in cable. He is a director of CommScope, Inc.

Breen is a graduate of Grove City College, North Pittsburgh, Pennsylvania, with a bachelor of science degree in Business Administration and Economics. He is married with three children and lives in New Hope, Pennsylvania.

The executive search that resulted in Mr. Breen's appointment was led by Dennis Carey and Dayton Ogden of Spencer Stuart on behalf of Tyco.

ABOUT TYCO INTERNATIONAL LTD.

Tyco International Ltd. is a diversified manufacturing and service company. Tyco is the world's largest manufacturer and servicer of electrical and electronic components; the world's largest designer, manufacturer, installer and servicer of undersea telecommunications systems; the world's largest manufacturer, installer and provider of fire protection systems and electronic security services; and the world's largest manufacturer of specialty valves. Tyco also holds strong leadership positions in disposable medical products and plastics and adhesives. Tyco operates in more than 100

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countries and had fiscal 2001 revenues from continuing operations of approximately $34 billion.

FORWARD LOOKING STATEMENTS

This release may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to risks, uncertainty and changes in circumstances. Actual results may vary materially from the expectations contained in the forward-looking statements. All statements contained in this release that are not clearly historical in nature are forward-looking, and the words "anticipate," "believe," "expect," "estimate," "plan" and similar expressions are generally intended to identify forward-looking statements. The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: economic, business, competitive and regulatory factors affecting Tyco's businesses; and other factors described in Tyco's Annual Report on Form 10-K for the year ended September 30, 2001 and in Tyco's Quarterly Report on Form 10-Q for the quarter ended March 31, 2002.


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Contact:    Walter Montgomery (Media)
            212-424-1314

            Kathy Manning (Investors)
            603-775-2159